Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
February 6, 2012

WINTHROP REALTY TRUST ACQUIRES $140.3 MILLION MORTGAGE NOTE AT A DISCOUNT THROUGH ITS JOINT VENTURE

-	Company’s Joint Venture Purchases and Restructures Existing Debt On A Mixed Use Property in Chicago, Illinois –
-
 BOSTON, February 6, 2012  -- Winthrop Realty Trust (NYSE:FUR) announced today that its 50-50 joint venture with Elad Canada Inc. consummated the acquisition for $128.0 million of a $140.3 existing million mortgage loan secured by the 942,000 square foot, office and retail property located at One South State Street, in downtown Chicago, Illinois.

The historic and landmarked property was designed by famed architect Louis Henri Sullivan and built between 1899 and 1960, served as the flagship for the Carson Pirie Scott department store from the early 1900‘s until 2007.  Since 2007 the building has been redeveloped and presently contains 743,695 square feet of office space and 199,588 square feet of retail space.  The retail component is 89% leased and pre-leased and will be anchored by Target and DSW Shoe Warehouse, both of which are scheduled to take occupancy later in the year.  The office component is 73% leased and is anchored by The Art Institute of Chicago (157,337 square feet), the Illinois Department of Employment Security (242,830 square feet) and Walgreens E-Commerce Institute (48,061 square feet).

Upon acquisition, the loan was restructured into a $100 million non-recourse mortgage loan provided by a third party lender, a $47.5 mezzanine loan (inclusive of additional advances for reserves, property expenses and transaction costs) held by the joint venture and a profits participation in the property in favor of the joint venture.

The $100 million non-recourse mortgage loan has a three year term, prepayable without premium after 20 months, bears interest at 11% per annum, of which up to 3% accrues, and requires payments of interest only.  The lender has also agreed to provide up to an additional $8.65 million in additional advances for tenant improvements, leasing commissions and capital expenditures.  This loan is a bridge facility to be used for the completion of the property’s lease-up.

The $47.5 million mezzanine loan has a six year term, bears interest at 15% per annum, 5% of which accrues on a compounded basis, and requires payments of interest only.  If the mezzanine loan is not satisfied at maturity or an event of default occurs, the borrower is required to pay an additional $18.0 million together with a 15% compounded return on such amount, which represents the discount on the purchase price paid by the joint venture together with accrued default interest and expenses.

In addition, the joint venture has agreed to provide approximately $4.4 million to fund the costs associated with the completion of the two retail anchors, Target and DSW’s build outs, as well as for 80% of additional tenant improvements, leasing commissions and capital expenditures not funded under the mortgage loan.  Both the interest rate and compounded return are subject to adjustment as described below.

In connection with the restructuring, the Winthrop-Elad joint venture was issued a 65% future profits participation.  The profits participation is in excess of all amounts due under the mezzanine loan.   If a $3.0 million principal payment is made on the mezzanine loan on or prior to December 31, 2012, the interest rate and compounded return are increased to 15.5% and the profits participation is decreased to 60%.

Howard L. Michaels, the chairman of The Carlton Group, served as the exclusive debt and equity capital advisor on this transaction.

About Winthrop Realty Trust

Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.